Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-186361) on Form S-8 of Carpenter Technology Corporation of our report dated June 24, 2026, with respect to the statements of net assets available for benefits of Latrobe Company 401(k) Retirement Plan as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related supplemental schedule as of December 31, 2025, which report appears in the December 31, 2025 annual report on Form 11-K of the Latrobe Company 401(k) Retirement Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 24, 2026